UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

On February 13, 2009, the Board of Directors of Seattle Genetics, Inc. (the “Company”), upon recommendation by the Compensation Committee, approved the 2009 Senior Executive Annual Bonus Plan (the “Plan”), an incentive compensation program, which is designed to motivate, retain and reward the Company’s executive officers based on the achievement of specified Company and individual goals. The Compensation Committee shall administer the Plan. Participants eligible under the Plan are those executives at the Vice President level or higher (each a “Participant”), including the following executive officers: Clay B. Siegall, Todd E. Simpson, Thomas C. Reynolds, Eric L. Dobmeier and Morris Z. Rosenberg. The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual base pay as of the date of payment of the bonus, which target percentage shall be determined by the Compensation Committee. This target percentage is then adjusted based 50% on the Company’s performance and 50% on the individual Participant’s performance as determined by the Compensation Committee, except for members of the Company’s Executive Committee, in which case the percentage adjustment is based 60% on the Company’s performance and 40% on the individual Participant’s performance. Additionally, the Chief Business Officer’s percentage adjustment is based 80% on the Company’s performance and 20% on the individual Participant’s performance and the Chief Executive Officer for whom the Compensation Committee has full discretion to determine the bonus up to the target percentage for the Chief Executive Officer. The Plan has a term of one year and expires on December 31, 2009. This description is only a summary and is qualified in its entirety by reference to the Plan which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Seattle Genetics, Inc. 2009 Senior Executive Annual Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: February 19, 2009	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Seattle Genetics, Inc. 2009 Senior Executive Annual Bonus Plan